UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 16, 2016

American Housing Income Trust, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Maryland	333-150548	75-3265854
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

34225 N. 27th Drive, Building 5, Phoenix, Arizona 85085

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(623) 551-5808

(ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On February 16, 2016, American Housing Income Trust, Inc. (the “Company”) entered into a Purchase and Sale Agreement with Empire Residential Opportunity Fund III, LLC (“Fund III”), under which the Company shall purchase from Fund III twenty-five (25) single family, residential properties located in Maricopa County, Arizona for Four Million, Four Hundred Forty-Three Thousand, Two Hundred Ninety-Eight Dollars and 52/100 ($4,443,298.52).

Also, on February 16, 2016, the Company entered into a Purchase and Sale Agreement with Empire Residential Opportunity Fund V, LLC (“Fund V”), under which the Company shall purchase from Fund V twenty-five (25) single family, residential properties located in Maricopa County, Arizona for Four Million Two Thousand Seven Hundred One Dollars and 48/100 ($4,002,701.48).

There is no relationship between the Company and either Fund III or Fund V.

The Company is in the process of finalizing its S-11/A for a direct public offering of registered stock. Although the proceeds from the direct public offering may be used to finance the purchase of the aforementioned properties from Fund III and Fund V, the Company may finance the transaction through debt financing. The Company’s Purchase and Sale Agreements with Fund III and Fund V (the “Agreements”) are subject to the Company finalizing financing. Both Agreements are subject to a thirty-five (35) day inspection/due diligence period. Attached as Exhibit 1 and Exhibit 2 are the Agreements referenced herein.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Document

10.1	Purchase and Sale Agreement with Empire Residential Opportunity Fund III, LLC dated February 16 2016
10.2	Purchase and Sale Agreement with Empire Residential Opportunity Fund V, LLC dated February 16, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

American Housing Income Trust, Inc.

By:  /s/ Jeff Howard

Name:  Jeff Howard

Title: Chief Executive Officer and President

Dated: February 23, 2016

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